JOY GLOBAL INC.

News Release

Contact:
Michael S. Olsen
Executive Vice President, Chief Financial Officer and Treasurer
414-319-8507

JOY GLOBAL INC. ANNOUNCES FISCAL SECOND QUARTER 2010
OPERATING RESULTS

Milwaukee, WI – June 3, 2010 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported second quarter fiscal year 2010 results.  Net sales for the quarter were $896 million compared to $924 million in the second quarter of last year, a decrease of 3 percent.  Operating income was $181 million, or 20 percent of net sales, in the current quarter versus $188 million, or 20 percent of net sales, in the prior year.  Net income in the current quarter was $120 million, or $1.15 per fully diluted share, compared to $121 million, or $1.17 per fully diluted share, in the second quarter last year.

“Our results for the second quarter were again exceptional under current market conditions, and reflect improved fundamentals in our markets combined with our continued focus on strategy and execution,” said Mike Sutherlin, President and Chief Executive Officer.  “Although all regions showed gains, it was especially encouraging to see order rate improvement return to North America, as these customers pursue strong global demand for metallurgical quality coal.  China orders were a company record on strong expansion programs from continuing customers and from new customers as we broaden our customer base, and these orders reflect the benefits of our multi-dimensional strategy for China.  Finally, our Operational Excellence programs continue to improve our processes and add to our bottom line performance.”

Second Quarter Operating Results

New orders in the second quarter of $1.05 billion were 43 percent higher than new incoming orders of $731 million that were received in the second quarter of 2009.  Current quarter original equipment orders were up 55 percent, while aftermarket orders increased 36 percent, over the second quarter of last year.

Underground original equipment orders were up 52 percent, led by increased orders for longwall equipment, including complete longwall systems in China and Australia, and room and pillar equipment in the United States.  Original equipment orders in the surface business were up over 40 percent in second quarter 2010, as the result of orders for electric mining shovels received from customers in the North American coal and metals markets.

Aftermarket orders in the underground equipment business were up 41 percent, with increases across all regions.  Leading the way were significant increases in machine rebuild activity in all regions worldwide and parts orders from China.  Surface business aftermarket orders were also strong, increasing by 29 percent in the quarter compared to the prior year quarter.  Aftermarket orders increased throughout all regions, but most significantly in Canada.

Backlog increased to $1.7 billion at the end of the second quarter from $1.5 billion as of October 30, 2009, primarily as a result of the strong first and second quarter bookings.

Net sales in the second quarter were $896 million, a decrease of $27 million from the prior year’s quarter.  Surface equipment revenues were down slightly overall, with original equipment sales down 7 percent while aftermarket sales increased by 2 percent.  The increase in aftermarket sales was attributable to increased activity in South America, partially offset by decreased activity in Australasia.

Net sales decreased by 5 percent in the underground equipment business compared to a year ago.  During the current quarter, the 3 percent increase in aftermarket revenue was primarily due to increased machine rebuilds.  The lower level of beginning backlog resulted in a 13 percent decrease in underground original equipment shipments in the current quarter.  An increase in longwall equipment sales in China was offset by decreased longwall equipment sales in the United States and decreased room and pillar equipment sales in South Africa.

Operating profit declined by $7 million from $188 million in the second quarter last year to $181 million in the current year.  The decrease in operating profit was due to the decline in sales volume, unfavorable manufacturing overhead absorption from factory load that was lower than last year, increased performance based compensation and increased pension expense.  These items were partially offset by favorable material cost variance, a favorable sales mix, and the benefits of the 2009 cost reduction programs.

The overall weaker US dollar in the second quarter of 2010 as compared to the prior year quarter provided a benefit to orders, net sales and operating income in the quarter.  Current quarter new orders included a benefit of $53 million, net sales included a benefit of $58 million and operating income included a $10 million benefit.

The effective tax rate in the current quarter was approximately 31 percent as compared to 34 percent in the prior year second quarter.  The effective income tax rate difference is primarily due to an increased mix of profits in lower tax jurisdictions and the net effect of several discrete tax adjustments that resulted from routine reviews.  The effective tax rate for fiscal 2010 will be approximately 32.5 percent.

Net income for the current quarter was $120 million, essentially flat with the second quarter of last year, and included a $2 million pre-tax reduction in interest expense.

Other Financial Matters
Cash provided by operations was $108 million in the current quarter compared to cash provided by operations of $63 million last year.  The current quarter cash flow was positively impacted by a reduction in inventories partially offset by decreased advance payments, the latter of which are the result of mix and timing of original equipment orders.  Capital expenditures were $18 million during the current quarter as compared to $26 million in the prior year.

On May 29, 2010, the collective bargaining agreement with the International Association of Machinists at the largest Joy Mining Machinery factory, located in Franklin, Pennsylvania, was renewed on terms that the Company considers to be favorable.

Segment results from the prior year have been restated to reflect the integration of Continental Crushing and Conveying into Joy Mining Machinery and P&H Mining Equipment.  Full results for crushing and conveying products are now reported with Joy, while the results for sales into the surface market are additionally reported with P&H and then eliminated upon consolidation.  Restated segment presentation for quarterly and full year fiscal year 2009 results are now available on our website at https://investors.joyglobal.com/reconciliations.cfm.

Market Outlook
The outlook for the Company’s end markets continues to be defined by strong fundamentals internationally and improving conditions in the U.S.  China and India continue to import seaborne traded commodities at historically high levels while economic and inventory cycles continue to progress in the industrialized world.  Demand growth in the rest of the world is now adding to high demand from China and India to keep global commodity demand strong.  However, there are signs that demand growth is beginning to moderate in China, and this should lead to more sustainable growth for the longer term.  Commodity demand should continue to grow over the next several years and beyond today’s limited excess mine capacity, and this should support strong fundamentals for demand and pricing for the next several years.

China’s growth rates for imports of copper and iron ore are beginning to slow, but demand through April remains above the twelve-month moving averages.  Growth in China’s copper demand could slow as fixed asset investment growth declines to around 20 percent in the second quarter of 2010 from 24 percent in the first quarter.  However, the most recent data shows that incremental copper volume growth in the rest of the world is approaching that of China, and therefore worldwide copper demand is still expected to grow around 8 percent in 2010 over strong comparables from 2009.  More importantly, producers feel that more diversified sources will lead to more sustainable demand, and this gives them more confidence to advance major mine expansion projects.  The longer term outlook is that all copper capacity, including higher cost capacity, will be needed to meet future demand expectations.  As a result, mine expansion projects are advancing in all copper producing regions.

Steel production in China remained strong through April, and is on track to grow 8-10 percent in 2010.  Steel demand is being driven by industrial production and fixed asset investment that remained at historically high levels despite recent slowing, and by exports to Asia that are double last year as recovery in the region continues and China’s pricing remains competitive.  In the U.S., capacity utilization for steel production is 74 percent, up from 40 percent a year ago.  In addition, restocking is not completed as steel inventories in the U.S. remain low at 2.3 days of supply compared to the ten year average of 2.6 days.  Since the low in December of 2008, worldwide steel production ex-China has recovered 52 percent.  There have been corrections in steel prices over the past several weeks, but they have come off of recent peak levels.  Year to date, steel prices have increased 20-30 percent and include margin improvement on higher raw material costs.  With this catch-up, steel prices are expected to be soft over the next several months.

Steel production is driving demand for metallurgical coal and iron ore.  Iron ore imports into China continue at levels that are above their twelve month moving average and are 60 percent higher than in 2008.  The rush to secure raw material supply has diminished as steel production growth shows signs of moderating, and therefore iron ore spot prices are expected to move from their recent peak of $190 per ton and converge toward the most recent contract price of $123 per ton.  This still represents a significant year over year increase for the large volume producers.  Metallurgical coal imports into China are exceeding their pace of 2009.  Through the first four months of 2010, met coal imports were almost 15 million metric tons and are running at a rate 25 percent higher than last year.

Power production in China most recently is growing at around 20 percent year over year.  In addition, thermal coal generation is growing at 26 percent to offset declines in hydropower.  Through the first four months of 2010, thermal coal imports into China were over 40 million metric tons, which equates to a run rate well ahead of last year’s imports of 70 million metric tons.  In addition, China is approaching its summer peak power generating season.  China producers are increasing their production and adding new mines to catch up to continued strong demand.  This translates into strong order rates from China for the current quarter, with an outlook for that trend to continue.

In the U.S. coal markets, producers are benefiting from the strong global demand for met coal.  Met coal exports from the U.S. have traditionally been to Europe and Brazil, but more recently are being sold to India and China as well.  In addition, the volumes to Asia continue to increase, and U.S. producers are rushing to capture this market opportunity. The U.S. thermal coal market is not as robust as met coal, but its fundamentals are improving.  Coal stockpiles at the generating plants have been worked down by 30-40 million tons since their peak of last September.  Power generation for the industrial sector, which is majority coal-fired, had the most dramatic drop in demand last year, and is poised to see the strongest increase this year.  As a result of these factors, the Company has recently seen increased orders for machine rebuilds and for new machines for the U.S. fleet.

These strong industry fundamentals must be considered in the context of a number of macroeconomic factors that are beginning to emerge.  In April, the Chinese State Council announced a series of tightening measures aimed at curbing property speculation.  Although this could, and possibly has, slowed the demand for construction materials such as steel and copper, real estate makes up only slightly more than 20 percent of China’s fixed asset investment and around 10 percent of its GDP and therefore the impact of these tightening measures should be limited.  In addition, China has previously demonstrated its ability to engineer a soft landing.

Sovereign debt issues in Europe have expanded, and are now affecting global financial markets.  There will be some effect on commodity demand as Europe implements required austerity measures, but the larger impact has been the move into U.S. dollars.  A somewhat stronger dollar will put downward pressure on global commodity prices and will make U.S. manufactured products more expensive for international customers.

The most concerning macro factor is the Resource Super Profits Tax being proposed by Australia.  This tax will push some expansion projects below the required return on investment threshold and will move some capital investment to projects outside of Australia. There are $34 billion of announced projects in Australia that could be affected, and decisions on these projects will certainly slow until the full effect of the tax can be evaluated.

Company Outlook
“We consider 2009 as a correction in a long term growth cycle,” continued Sutherlin.  “The correction was shorter in duration and less severe than we expected, and the economic and inventory cycles are also evolving ahead of our expectation as is evidenced by the strength of this quarter’s results.  It is especially important that the aftermarket order rates are improving because they are indicative of current and near term production increases that balance with the longer term view that is driving original equipment demand for expansion projects.  This balance supports our view that we are entering a period of multi-year, sustainable growth.

“We expect the market outlook and company performance to continue to be strong in the second half, and will give us good momentum going into 2011.  However, it would be misleading to extrapolate the results of our second quarter or to assume the forward growth to be linear given the normal lumpiness of our original equipment orders and shipments.

“The current original equipment orders are coming from projects that were previously put on hold and from brown field expansions.  We expect orders from these sources to maintain their pace in the second half of our fiscal 2010.  Major green field expansion projects will follow.  It will not only take longer to get the larger projects to equipment decision, but some could be further slowed by concerns over macroeconomic factors and the potential implications of the new Australian resource tax.  As a result, order rate growth for original equipment could moderate over the next few quarters before resuming its long-term trend.

“We are confident that industry fundamentals will translate into robust demand over the longer term, but also expect some near term uncertainty.  Within that context, and with the benefit of the results we have delivered in the first half, we are raising our full year guidance for fiscal 2010.  We now expect full year revenues to be between $3.3 and $3.4 billion, up from the previous guidance of $2.8 to $3.0 billion, and we expect fully diluted earnings to be between $3.85 and $4.00 per share, up from the previous guidance of $2.85 to $3.05 per share.”

Quarterly Conference Call
Management will host a quarterly conference call to discuss the Company’s second quarter results to be held at 11:00 a.m. EDT on June 3, 2010.  Interested parties can listen to the call by dialing 800-649-5127 in the United States or 706-679-0637 outside of the United States, access code #72404855, at least 15 minutes prior to the 11:00 a.m. EDT start time of the call.  A rebroadcast of the call will be available until the close of business on July 1, 2010 by dialing 800-642-1687 or 706-645-9291, access code #72404855.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://www.investors.joyglobal.com/events.cfm.  To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call.  A replay of the webcast will be available until the close of business on July 1, 2010.

About Joy Global Inc.
Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will,” “will be,” and the like are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  In addition, certain market outlook information is based on third-party sources that we cannot independently verify, but that we believe reliable.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations: (ii) risks associated with acquisitions: (iii) risks associated with indebtedness: (iv) risks associated with the cyclical nature of our business: (v) risks associated with  the international and U.S. coal and copper commodity markets: (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings: and (vii) risks associated with labor markets  and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.
JOYG-F

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100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202 ♦ PO Box 554  Milwaukee WI 53201-0554 ♦ 414/319/8501

Joy Global Inc.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Six Months Ended
	April 30,	May 1,	April 30,	May 1,
	2010	2009	2010	2009

Net sales	$896,224	$923,500	$1,625,444	$1,678,396
Costs and expenses:
Cost of sales	590,772	628,207	1,093,210	1,141,998
Product development, selling and administrative expenses	126,270	107,885	236,285	214,715
Other income	(1,358)	(657)	(2,151)	(1,622)
Operating income	180,540	188,065	298,100	323,305

Interest expense, net	(4,330)	(6,534)	(8,926)	(13,649)
Reorganization items	(545)	(265)	(595)	(400)
Income before income taxes	175,665	181,266	288,579	309,256

Provision for income taxes	(55,224)	(60,725)	(91,921)	(102,975)

Net income	$120,441	$120,541	$196,658	$206,281

Net Income per share:
Basic	$1.17	$1.18	$1.91	$2.01

Diluted	$1.15	$1.17	$1.88	$2.00

Dividends per share	$0.175	$0.175	$0.35	$0.35

Weighted average shares outstanding:
Basic	103,160	102,394	102,959	102,424
Diluted	104,850	102,877	104,616	102,913

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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Joy Global Inc.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	April 30,	October 30,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$583,033	$471,685
Accounts receivable, net	594,864	580,629
Inventories	723,127	769,783
Other current assets	121,295	127,930
Total current assets	2,022,319	1,950,027

Property, plant and equipment, net	353,668	347,058
Other intangible assets, net	182,366	187,037
Goodwill	128,690	127,732
Deferred income taxes	310,512	332,474
Other assets	64,444	63,951
Total assets	$3,061,999	$3,008,279

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term obligations	$19,539	$19,791
Trade accounts payable	217,963	206,770
Employee compensation and benefits	90,531	116,149
Advance payments and progress billings	278,219	321,629
Accrued warranties	59,726	58,947
Other accrued liabilities	160,845	203,498
Total current liabilities	826,823	926,784

Long-term obligations	515,795	523,890

Accrued pension costs	550,620	576,140
Other non-current liabilities	158,525	167,726

Shareholders' equity	1,010,236	813,739

Total liabilities and share holders' equity	$3,061,999	$3,008,279

Note - for complete information, including footnote disclosures, please refer to the
Company's Form 10-Q filing with the SEC.

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Joy Global Inc.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended		Six Months Ended
	April 30,	May 1,	April 30,	May 1,
	2010	2009	2010	2009
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$544,287	$571,629	$968,018	$1,055,796
Surface Mining Equipment	383,613	388,685	711,613	698,928
Eliminations	(31,676)	(36,814)	(54,187)	(76,328)
Total Sales By Operation	$896,224	$923,500	$1,625,444	$1,678,396

Net Sales By Product Stream:
Aftermarket Revenues	$537,184	$526,127	$966,066	$946,530
Original Equipment Revenues	359,040	397,373	659,378	731,866
Total Sales By Product Stream	$896,224	$923,500	$1,625,444	$1,678,396

Net Sales By Geography:
United States	$398,649	$444,656	$749,604	$866,398
Rest of World	497,575	478,844	875,840	811,998
Total Sales By Geography	$896,224	$923,500	$1,625,444	$1,678,396

OPERATING INCOME BY SEGMENT:

Underground Mining Machinery	$109,264	$121,862	$177,487	$214,035
Surface Mining Equipment	92,007	84,750	157,391	146,974
Corporate	(12,886)	(8,778)	(23,136)	(18,144)
Eliminations	(7,845)	(9,769)	(13,642)	(19,560)
Total Operating Income	$180,540	$188,065	$298,100	$323,305

DEPRECIATION AND AMORTIZATION BY SEGMENT :
Underground Mining Machinery	$10,274	$9,019	$19,010	$18,968
Surface Mining Equipment	5,149	4,447	10,260	8,999
Corporate	32	9	59	18
Total Depreciation And Amortization	$15,455	$13,475	$29,329	$27,985

CASH FLOW DATA:

Increase in Net Working Capital Items	$(11,952)	$(70,285)	$(49,207)	$(209,453)
Property, Plant and Equipment Acquired	18,043	25,867	32,124	48,659
Cash Interest Paid	841	1,573	14,286	16,530
Cash Taxes Paid	63,581	63,989	104,099	93,595

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Joy Global Inc.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended		Six Months Ended
	April 30,	May 1,	April 30,	May 1,
	2010	2009	2010	2009
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$544,287	$571,629	$968,018	$1,055,796
Surface Mining Equipment	383,613	388,685	711,613	698,928
Eliminations	(31,676)	(36,814)	(54,187)	(76,328)
Total Sales By Operation	$896,224	$923,500	$1,625,444	$1,678,396

Net Sales By Product Stream:
Aftermarket Revenues	$537,184	$526,127	$966,066	$946,530
Original Equipment Revenues	359,040	397,373	659,378	731,866
Total Sales By Product Stream	$896,224	$923,500	$1,625,444	$1,678,396

BOOKINGS DATA:

Bookings By Operation:
Underground Mining Machinery	$682,542	$422,343	$1,156,517	$821,263
Surface Mining Equipment	398,288	249,664	754,071	407,904
Eliminations	(32,995)	(36,673)	(54,691)	(55,559)
Total Bookings By Operation	$1,047,835	$635,334	$1,855,897	$1,173,608

Bookings By Product Stream:
Aftermarket Bookings	$619,077	$446,619	$1,116,278	$907,839
Original Equipment Bookings	428,758	188,715	739,619	265,769
Total Bookings By Product Stream	$1,047,835	$635,334	$1,855,897	$1,173,608

BACKLOG DATA:	April 30,	January 29,	October 30,
	2010	2010	2009
Backlog By Operation:
Underground Mining Machinery	$1,115,218	$976,963	$926,719
Surface Mining Equipment	617,650	602,975	575,192
Eliminations	(31,537)	(30,218)	(31,033)
Total Backlog By Operation	$1,701,331	$1,549,720	$1,470,878

Backlog By Product Stream:
Aftermarket Backlog	$589,360	$507,467	$439,148
Original Equipment Backlog	1,111,971	1,042,253	1,031,730
Total Backlog By Product Stream	$1,701,331	$1,549,720	$1,470,878

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